Exhibit 5.2

August 8, 2013

Iron Mountain Canada Operations ULC

195 Summerlea Road

Brampton, Ontario L6T 4P6

Sullivan & Worcester LLP

One Post Office Square

Boston, Massachusetts  02109

Ladies and Gentlemen:

RE:         Registration Statement on Form S-3 (File No. 333- 189709)

We have acted as counsel to Iron Mountain Canada Operations ULC, a British Columbia unlimited liability company, (the “Company”) in connection with certain matters of British Columbia law arising out of the sale and issuance of C$200,000,000 aggregate principal amount of the Company’s 6.125% CAD Senior Notes due 2021 (the “Canadian Notes”).

We understand that the Canadian Notes are to be offered and sold under the Registration Statement of the Company on Form S-3 (File No. 333-189709), as amended by Post-Effective Amendment No. 1 to Form S-3 (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “1933 Act”) on or about the date hereof.

We are qualified to practice law in British Columbia (the “Designated Province”). We have made no investigation of the laws of any jurisdiction other than the Designated Province, the opinions hereinafter expressed are confined to the laws of such Designated Province and the federal laws of Canada applicable in such Designated Province as they exist at the date hereof, and we do not accept any responsibility to take into account or inform the addressees, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any other person other than the addressees to rely on our opinion.

As counsel to the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents, certificates, public and corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion letter.  In such examination we have assumed the accuracy of the factual matters set out therein, without independent investigation.

We have also conducted such other investigations and examinations as we have deemed necessary to give the opinions hereinafter expressed, and we have examined such statutes, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth.

In examining all documents we have further assumed without independent verification that:

(a)                                 all individuals have the requisite legal capacity;

(b)                                 all signatures are genuine; and

(c)                                  all documents submitted to us as originals are complete and authentic, and all photostatic, certified, conformed, telecopied, facsimile, notarial or other copies conform to the originals.

Based and relying upon and subject to the foregoing, we are of the opinion that:

1.                                                                                      The Company is an unlimited liability company validly existing under the Business Corporations Act (British Columbia) and has the unlimited liability company power and capacity to issue and sell the Canadian Notes.

2.                                                                                      The issuance of the Canadian Notes has been duly authorized by the Company.

The opinions expressed herein are provided solely for the benefit of the addressees in connection with the filing of the Amendment and may not be relied upon by other parties or used for any other purpose without our express written consent.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Company’s Current Report on Form 8-K of even date herewith which is incorporated by reference into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or under the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Blake, Cassels & Graydon LLP

Blake, Cassels & Graydon LLP

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